Exhibit 99

News

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111
L-3 Announces Second Quarter 2010 Results
•	Diluted earnings per share increased 3% to $1.95, including $0.09 related to a debt retirement charge and incremental interest expense
•	Net sales increased 1% to $4.0 billion
•	Net cash from operating activities of $318 million
•	Funded orders of $4.1 billion and funded backlog of $11.1 billion
•	Updated financial guidance for 2010
NEW YORK, July 27, 2010 — L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $1.95 for the quarter ended June 25, 2010 (2010 second quarter), an increase of 3%, as compared to $1.90 for the quarter ended June 26, 2009 (2009 second quarter). Excluding $0.09 related to a debt retirement charge and incremental interest expense, discussed below, diluted EPS would have increased by 7% to $2.04 as compared to the 2009 second quarter. Net sales increased 1% to $4.0 billion compared to the 2009 second quarter.
“L-3 had a good second quarter, led by continued strong performance in our ISR (Intelligence, Surveillance and Reconnaissance) businesses, expanding margins in our Electronic Systems segment, and higher sales volume for Joint Cargo Aircraft (JCA),” said Michael T. Strianese, chairman, president and chief executive officer. “We also continued to deploy the company’s robust cash flow to grow the company and increase shareholder value by acquiring Insight Technology, repurchasing $131 million of our common stock and paying $46 million in dividends during the quarter. Additionally, our Board of Directors recently authorized our fourth share repurchase program allowing the company to repurchase an additional $1 billion of the company’s common stock through December 2012, underscoring our confidence in L-3’s fundamental position and future prospects. Our successful debt refinancing in May also improves L-3’s debt maturity profile and reduces our cost of capital. Finally, we expect to execute an agreement with the Air Force today, under which the Air Force will lift the suspension of L-3’s Special Support Programs Division. The Air Force will also agree not to suspend Integrated Systems.”
During the 2010 second quarter, the company refinanced $800 million of its debt. On May 21, 2010, the company completed an offering of $800 million 4.75% senior notes that mature on July 15, 2020. The net proceeds from the offering, together with cash on hand, were used to redeem an aggregate $800 million of the company’s 6⅛% senior subordinated notes due 2013 (2013 Notes) and 2014 (2014 Notes). In connection with the redemption of the 2014 Notes, the company recorded a debt retirement charge of $13 million ($8 million after income taxes, or $0.07 per diluted share) during the quarter. The company will record a $5 million ($3 million after income taxes, or $0.02 per diluted share) debt retirement charge in the third quarter of 2010 related to the redemption of the 2013 Notes.

L-3 Announces Results for the 2010 Second Quarter	Page 2
Consolidated Results

	Second Quarter Ended				First Half Ended
	June 25,	June 26,			June 25,	June 26,
($ in millions, except per share data)	2010	2009	Increase		2010	2009	Increase

Net sales	$3,966	$3,929	$37		$7,590	$7,565	$25

Operating income	$442	$417	$25		$852	$793	$59

Operating margin	11.1%	10.6%	50	bpts	11.2%	10.5%	70	bpts

Net interest expense and other income	77	63	14		137	126	11

Effective income tax rate	36.7%	35.9%	80	bpts	36.6%	35.8%	80	bpts

Net income attributable to L-3	$228	$225	$3		$449	$424	$25

Diluted earnings per share	$1.95	$1.90	$0.05		$3.82	$3.56	$0.26
Second Quarter Results of Operations: For the 2010 second quarter, consolidated net sales of $4.0 billion increased 1% compared to the 2009 second quarter. Sales growth from the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) and the Aircraft Modernization and Maintenance (AM&M) reportable segments was partially offset by lower sales from the Government Services and Electronic Systems reportable segments. Net sales from acquired businesses(1) were $51 million in the 2010 second quarter.
The 2010 second quarter operating income increased by 6% compared to the 2009 second quarter. Operating income as a percentage of sales (operating margin) increased to 11.1% for the 2010 second quarter from 10.6% for the 2009 second quarter. The operating margin increase was primarily driven by improved contract performance and favorable sales mix for businesses in the Electronic Systems reportable segment. In addition, lower pension expense of $4 million ($3 million after income taxes, or $0.03 per diluted share) increased operating margin by 10 basis points. These increases were partially offset by lower operating margins in the Government Services reportable segment. See segment results below for additional discussion of segment operating margin.
Net interest expense and other income increased by $14 million for the 2010 second quarter compared to the same period last year. The increase was primarily due to the debt retirement charge of $13 million related to the company’s redemption of the 2014 Notes and approximately $3 million ($2 million after income taxes, or $0.02 per diluted share) related to overlapping debt prior to the redemption of the company’s outstanding 2013 and 2014 Notes. These increases were partially offset by increased income from investments accounted for using the equity method.
The effective tax rate for the 2010 second quarter increased by 80 basis points compared to the same quarter last year primarily due to the expiration of the U.S. Federal research and experimentation tax credit as of December 31, 2009.
In the 2010 second quarter as compared to the 2009 second quarter, net income attributable to L-3 increased by $3 million and diluted EPS increased by $0.05, or 3%, to $1.95 from $1.90.
First Half Results of Operations: For the first half ended June 25, 2010 (2010 first half), consolidated net sales of $7.6 billion increased slightly compared to the first half ended June 26, 2009 (2009 first half). Sales growth from the C3ISR and AM&M reportable segments was substantially offset by lower sales from the Government Services and Electronic Systems reportable segments. The increase in net sales from acquired businesses was $67 million in the 2010 first half.

(1)	Net sales from acquired businesses are comprised of (i) net sales from business and product line acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2010 Second Quarter	Page 3
The 2010 first half operating income increased by 7% compared to the 2009 first half. Operating margin increased to 11.2% for the 2010 first half from 10.5% for the 2009 first half. The operating margin increase was primarily driven by improved contract performance and favorable sales mix for businesses in the C3ISR and Electronic Systems reportable segments. In addition, lower pension expense of $9 million ($6 million after income taxes, or $0.05 per diluted share) increased operating margin by 10 basis points. These increases were partially offset by lower operating margins in the Government Services reportable segment. See segment results below for additional discussion of segment operating margin.
Net interest expense and other income increased by $11 million for the 2010 first half compared to the same period last year primarily due to the debt retirement charge related to the company’s redemption of the 2014 Notes and interest expense related to overlapping debt. These increases were partially offset by increased income from investments accounted for using the equity method.
The effective tax rate for the 2010 first half increased by 80 basis points compared to the same period last year primarily due to the expiration of the U.S. Federal research and experimentation tax credit as of December 31, 2009. In addition, the 2010 first half includes a tax provision of $5 million, or $0.04 per diluted share, related to the U.S. Federal Patient Protection and Affordable Care Act, which changed the tax treatment for certain retiree prescription drug benefits.
In the 2010 first half as compared to the 2009 first half, net income attributable to L-3 increased by $25 million and diluted EPS increased by $0.26, or 7%, to $3.82 from $3.56.
Orders: Funded orders for the 2010 second quarter increased 22% to $4.1 billion compared to $3.3 billion for the 2009 second quarter. Funded backlog was $11.1 billion at June 25, 2010, compared to $10.9 billion at December 31, 2009.
Cash flow: Net cash from operating activities was $589 million for the 2010 first half, an increase of $61 million, compared to $528 million for the 2009 first half. Capital expenditures, net of dispositions of property, plant and equipment, were $63 million for the 2010 first half, compared to $80 million for the 2009 first half.
Reportable Segment Results
During the 2010 second quarter, the company made certain reclassifications between its Government Services and Electronic Systems reportable segments due to a re-alignment of a business unit in the company’s management and organization structure. Tables E and F (Unaudited Supplemental Segment Data) attached to this earnings release present: (1) the previous segment data presentation for the year ended December 31, 2009, and the quarterly periods ended March 27, June 26, September 25 and December 31, 2009, (2) reclassifications for these periods to the respective segments, and (3) the revised segment data presentation for these periods.
C3ISR

	Second Quarter Ended				First Half Ended
	June 25,	June 26,			June 25,	June 26,
($ in millions)	2010	2009	Increase		2010	2009	Increase
Net sales	$814.3	$761.4	$52.9		$1,602.3	$1,471.5	$130.8
Operating income	101.5	95.1	6.4		207.3	173.3	34.0
Operating margin	12.5%	12.5%	—	bpts	12.9%	11.8%	110	bpts
Second Quarter: C3ISR net sales for the 2010 second quarter increased by 7% compared to the 2009 second quarter, primarily due to increased demand and new business from the U.S. Department of Defense (DoD) for airborne ISR systems and services and networked communication systems for manned and unmanned platforms.
C3ISR operating income for the 2010 second quarter increased by 7% compared to the 2009 second quarter. Operating margin remained the same as compared to the 2009 second quarter. Higher sales volumes and improved contract performance for networked communications systems increased operating margin by 60 basis points and lower pension expense of $2 million increased operating margin by 30 basis points. These increases were fully offset by lower margin sales mix, primarily related to higher sales for logistics support services for airborne ISR platforms.
First Half: C3ISR net sales for the 2010 first half increased by 9% compared to the 2009 first half, primarily due to increased demand and new business from the DoD for airborne ISR systems and services and networked communications systems for manned and unmanned platforms and from foreign ministries of defense for force protection products.

L-3 Announces Results for the 2010 Second Quarter	Page 4
C3ISR operating income for the 2010 first half increased by 20% compared to the 2009 first half. Operating margin increased by 110 basis points. Higher sales volume and improved contract performance increased operating margin by 90 basis points. In addition, lower pension expense of $4 million increased operating margin by 20 basis points.
Government Services

	Second Quarter Ended				First Half Ended
	June 25,	June 26,			June 25,	June 26,
($ in millions)	2010	2009	Decrease		2010	2009	Decrease
Net sales	$1,005.6	$1,052.0	$(46.4)		$1,933.6	$2,041.7	$(108.1)
Operating income	84.2	100.5	(16.3)		160.7	190.8	(30.1)
Operating margin	8.4%	9.6%	(120	)bpts	8.3%	9.3%	(100	)bpts
Second Quarter: Government Services net sales for the 2010 second quarter decreased by 4% compared to the 2009 second quarter. The decrease was primarily due to: (1) reduced subcontractor pass-through sales volume of $41 million related to task order renewals for U.S. Army systems and software engineering and sustainment (SSES) services that migrated to a contract where L-3 is not a prime contractor, and (2) lower sales related to Iraq support, including linguist and intelligence support services. These decreases were partially offset primarily by increased logistics, training and law enforcement support services for the U.S. Army due to higher volume on new and existing contracts, and information technology support services for the U.S. Special Operations Forces (SOF). The increase in net sales from acquired businesses was $1 million.
Government Services operating income for the 2010 second quarter decreased by 16% compared to the 2009 second quarter. Operating margin decreased by 120 basis points. Operating margin was reduced by 160 basis points primarily due to lower margins on select contract renewals due to competitive price pressures and the timing of the receipt of award fees. These decreases were partially offset primarily by a decline in lower margin subcontractor pass-through sales, which increased operating margin by 40 basis points.
First Half: Government Services net sales for the 2010 first half decreased by 5% compared to the 2009 first half. The decrease was primarily due to trends similar to the 2010 second quarter. The increase in net sales from acquired businesses was $13 million, or 1%.
Government Services operating income for the 2010 first half decreased by 16% compared to the 2009 first half. Operating margin decreased by 100 basis points. Operating margin was reduced by 150 basis points primarily due to lower margins on select contract renewals, higher costs for a security systems contract for the U.S. Department of Homeland Security and the timing of the receipt of award fees. These decreases were partially offset primarily by a decline in lower margin subcontractor pass-through sales, which increased operating margin by 50 basis points.
AM&M

	Second Quarter Ended				First Half Ended
	June 25,	June 26,			June 25,	June 26,	Increase/
($ in millions)	2010	2009	Increase		2010	2009	(decrease)
Net sales	$760.2	$695.3	$64.9		$1,412.3	$1,358.8	$53.5
Operating income	57.9	51.0	6.9		117.4	116.8	0.6
Operating margin	7.6%	7.3%	30	bpts	8.3%	8.6%	(30	)bpts
Second Quarter: AM&M net sales for the 2010 second quarter increased by 9% compared to the 2009 second quarter. The increase was primarily due to: (1) higher sales for JCA, (2) higher aircraft modernization sales primarily for special mission aircraft and deliveries of rotary wing cabin assemblies, and (3) higher demand from existing contracts for system field support services for U.S. Army rotary wing training aircraft. These increases were partially offset by sales volume declines primarily for contract field services (CFS) and the Special Operations Forces Support Activity (SOFSA) contract because of reduced tasking, and a competitive loss of an aircraft maintenance contract with the U.S. Customs and Border Patrol.
AM&M operating income for the 2010 second quarter increased by 14% compared to the 2009 second quarter. Operating margin increased by 30 basis points. Improved contract performance on international aircraft modernization sales increased operating margin by 130 basis points. These increases were partially offset by lower margin sales mix, primarily related to higher JCA volume.

L-3 Announces Results for the 2010 Second Quarter	Page 5
First Half: AM&M net sales for the 2010 first half increased by 4% compared to the 2009 first half. The increase was primarily due to: (1) higher sales for JCA, (2) higher aircraft modernization sales, primarily for U.S. Navy maritime patrol aircraft, special mission aircraft, and deliveries of rotary wing cabin assemblies, and (3) increased volume for systems field support services for U.S. Army rotary wing training aircraft. These increases were partially offset primarily by sales volume declines for CFS and the SOFSA contract because of reduced tasking, and a competitive loss of an aircraft maintenance contract with the U.S. Customs and Border Patrol.
AM&M operating income for the 2010 first half increased slightly compared to the 2009 first half. Operating margin decreased by 30 basis points. Lower margin sales mix, primarily related to higher JCA volume, and lower sales prices for systems field support services were partially offset by improved contract performance on international aircraft modernization sales.
Electronic Systems

	Second Quarter Ended				First Half Ended
	June 25,	June 26,	Increase/		June 25,	June 26,	Increase/
($ in millions)	2010	2009	(decrease)		2010	2009	(decrease)
Net sales	$1,386.0	$1,420.7	$(34.7)		$2,641.6	$2,693.1	$(51.5)
Operating income	198.2	170.3	27.9		366.1	311.9	54.2
Operating margin	14.3%	12.0%	230	bpts	13.9%	11.6%	230	bpts
Second Quarter: Electronic Systems net sales for the 2010 second quarter decreased by 2% compared to the 2009 second quarter. Sales volume declined approximately $108 million for: (1) combat propulsion systems due to a reduction in DoD funding for the Bradley fighting vehicle, (2) commercial shipbuilding products as a result of reduced demand, and (3) training & simulation and displays due to contracts nearing completion. These decreases were partially offset by volume increases due to higher demand primarily for EO/IR products to the U.S. Army, and security & detection due to timing of deliveries. The increase in net sales from the Insight Technology (Insight) acquired business was $50 million.
Electronic Systems operating income for the 2010 second quarter increased by 16% compared to the 2009 second quarter. Operating margin increased by 230 basis points. The increase was due to favorable sales mix and improved contract performance primarily for EO/IR products, which increased operating margin by 390 basis points. In addition, lower pension expense of $3 million increased operating margin by 20 basis points. These increases were partially offset by lower sales volume for commercial shipbuilding products and training & simulation, and lower margin sales mix for commercial space-based microwave products.
First Half: Electronic Systems net sales for the 2010 first half decreased by 2% compared to the 2009 first half. Sales volume declined approximately $145 million for: (1) combat propulsion systems due to a reduction in DoD funding for the Bradley fighting vehicle, (2) commercial shipbuilding products, and (3) displays and precision engagement due to contracts nearing completion. These decreases were partially offset by volume increases due to higher demand primarily for EO/IR products to the U.S. Air Force and U.S. Army, and microwave products mainly due to deliveries of power devices for satellite communication systems. The increase in net sales from acquired businesses was $54 million, primarily related to Insight.
Electronic Systems operating income for the 2010 first half increased by 17% compared to the 2009 first half. Operating margin increased by 230 basis points. The increase was due to favorable sales mix and improved contract performance primarily for EO/IR products, which increased operating margin by 300 basis points. In addition, lower pension expense of $6 million increased operating margin by 20 basis points. These increases were partially offset by lower sales volume for commercial shipbuilding and training & simulation, and lower margin sales mix for commercial space-based microwave products.

L-3 Announces Results for the 2010 Second Quarter	Page 6
Financial Guidance
Based on information known as of today, the company has revised its consolidated and segment financial guidance for the year ending December 31, 2010, as presented in the tables below. All financial guidance amounts are estimates subject to revisions in the future for matters discussed under the “Forward-Looking Statements” cautionary language on page 8, and the company undertakes no duty to update its guidance.
Consolidated 2010 Financial Guidance
($ in billions, except per share data)

		Prior
	Current	(April 22, 2010)
Net sales	$16.0 to $16.1	$16.2 to $16.3
Operating margin	10.9%	10.8%
Effective tax rate	36.1%	36.1%
Diluted EPS	$8.05 to $8.25	$8.13 to $8.33

Net cash from operating activities	$1.51	$1.51
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.25	0.25

Free cash flow(2)	$1.26	$1.26

(2)	Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.
The revision in the company’s 2010 financial guidance from the prior guidance provided on April 22, 2010, is primarily due to the impact of the items listed below.
•	A debt retirement charge of approximately $18 million ($11 million after income taxes) or $0.09 of EPS related to the early redemption on June 21 and July 15, 2010, of the company’s aggregate $800 million 6⅛% senior subordinated notes due 2013 and 2014. The redemptions were financed with proceeds from an $800 million 4.75% senior notes offering completed on May 21, 2010, and with cash on hand. The debt refinancing is expected to prospectively reduce annual interest expense by approximately $11 million or $0.06 of EPS beginning in 2011;
•	In the AM&M reportable segment, the loss of the Special Operations Forces Support Activity contract is expected to reduce sales by approximately $150 million and EPS by approximately $0.04. See the Current Reports on Form 8-K filed on June 9 and June 22, 2010 for additional information regarding this matter; and
•	A net increase of approximately $0.05 of EPS due to an increase in estimated operating margin for the C3ISR and Electronic Systems reportable segments because of a more favorable product sales mix, partially offset by a reduction in estimated sales of approximately $100 million in the Electronic Systems segment caused by the weakening of the Euro relative to the U.S. Dollar, certain funding delays and cuts, and procurement slips.
Additionally, the 2010 financial guidance continues to assume that the U.S. Federal research and experimentation (R&E) tax credit that expired on December 31, 2009, will be extended for the full year ending December 31, 2010. The benefit of the R&E credit on the 2010 tax rate is approximately $0.14 of EPS and the company expects it to be retroactively enacted in the fourth quarter of 2010.

L-3 Announces Results for the 2010 Second Quarter	Page 7
Segment 2010 Financial Guidance
($ in billions)

Prior
	Current	(April 22, 2010)
Net Sales:
C3ISR	$3.4 to $3.5	$3.4 to $3.5
Government Services	$4.0 to $4.1	$4.0 to $4.1
AM&M	$2.7 to $2.8	$2.9 to $3.0
Electronic Systems	$5.7 to $5.8	$5.8 to $5.9

Operating Margins:
C3ISR	11.8% to 12.0%	11.6% to 11.8%
Government Services	9.2% to 9.4%	9.2% to 9.4%
AM&M	8.6% to 8.8%	8.6% to 8.8%
Electronic Systems	12.6% to 12.8%	12.0% to 12.2%
Additional financial information regarding the 2010 second quarter results and the 2010 updated financial guidance is available on the company’s website at www.L-3com.com.
Conference Call
In conjunction with this release, L-3 will host a conference call today, Tuesday, July 27, 2010 at 10:00 a.m. EDT that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.
10:00 a.m. EDT
  9:00 a.m. CDT
  8:00 a.m. MDT
  7:00 a.m. PDT
Listeners may access the conference call live over the Internet at the company’s website at:
http://www.L-3com.com
Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (888) 286-8010 (passcode: 61892765), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.
Headquartered in New York City, L-3 employs approximately 67,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, aircraft modernization and maintenance, and government services. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. The company reported 2009 sales of $15.6 billion.
To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

L-3 Announces Results for the 2010 Second Quarter	Page 8
Forward-Looking Statements
Certain of the matters discussed in this release, including information regarding the company’s 2010 financial outlook that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government Security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications market; global economic uncertainty; the DoD’s contractor support services in-sourcing initiative; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations; our extensive use of fixed-price type contracts as compared to cost-reimbursable type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies; results of on-going governmental investigations, including but not limited to, the L-3 Special Support Programs Division settlement negotiations and potential suspensions or debarments; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; the outcome of matters relating to the Foreign Corrupt Practices Act (FCPA); ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.

L-3 Announces Results for the 2010 Second Quarter	Page 9
For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see ‘‘Part I — Item 1A — Risk Factors’’ and Note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2009 as well as any material updates to these factors in our future filings.
Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.
# # #
– Financial Tables Follow –

Table A
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Second Quarter Ended(a)		First Half Ended
	June 25,	June 26,	June 25,	June 26,
	2010	2009	2010	2009

Net sales	$3,966	$3,929	$7,590	$7,565

Cost of sales	3,524	3,512	6,738	6,772

Operating income	442	417	852	793

Interest and other income, net	8	6	12	9
Interest expense	72	69	136	135
Debt retirement charge	13	—	13	—

Income before income taxes	365	354	715	667
Provision for income taxes	134	127	262	239

Net income	$231	$227	$453	$428
Less: Net income attributable to noncontrolling interests	3	2	4	4

Net income attributable to L-3	$228	$225	$449	$424
Less: Net income allocable to participating securities	1	2	3	4

Net income allocable to L-3 Holdings’ common shareholders	$227	$223	$446	$420

Earnings per share allocable to L-3 Holdings’ common shareholders:
Basic	$1.97	$1.91	$3.85	$3.58

Diluted	$1.95	$1.90	$3.82	$3.56

L-3 Holdings’ weighted average common shares outstanding:
Basic	115.4	116.5	115.7	117.4

Diluted	116.5	117.2	116.7	118.0

(a)	It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

Table B
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Second Quarter Ended		First Half Ended
	June 25,	June 26,	June 25,	June 26,
	2010	2009	2010	2009

Segment Operating Data

Net Sales:
C3ISR	$814.3	$761.4	$1,602.3	$1,471.5
Government Services	1,005.6	1,052.0	1,933.6	2,041.7
AM&M	760.2	695.3	1,412.3	1,358.8
Electronic Systems	1,386.0	1,420.7	2,641.6	2,693.1

Total	$3,966.1	$3,929.4	$7,589.8	$7,565.1

Operating income:
C3ISR	$101.5	$95.1	$207.3	$173.3
Government Services	84.2	100.5	160.7	190.8
AM&M	57.9	51.0	117.4	116.8
Electronic Systems	198.2	170.3	366.1	311.9

Total	$441.8	$416.9	$851.5	$792.8

Operating margin:
C3ISR	12.5%	12.5%	12.9%	11.8%
Government Services	8.4%	9.6%	8.3%	9.3%
AM&M	7.6%	7.3%	8.3%	8.6%
Electronic Systems	14.3%	12.0%	13.9%	11.6%
Total	11.1%	10.6%	11.2%	10.5%

Depreciation and amortization:
C3ISR	$7.0	$10.9	$20.9	$20.5
Government Services	8.7	9.3	18.7	19.4
AM&M	4.4	4.9	9.1	10.0
Electronic Systems	31.3	29.4	59.2	57.4

Total	$51.4	$54.5	$107.9	$107.3

Funded order data:
C3ISR	$800	$867	$1,611	$1,528
Government Services	1,076	825	1,945	1,748
AM&M	915	556	1,588	1,398
Electronic Systems	1,277	1,100	2,565	2,442

Total	$4,068	$3,348	$7,709	$7,116

			June 25,	December 31,
			2010	2009
Period end data:
Funded backlog			$11,072	$10,862

Table C
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	June 25,	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$1,023	$1,016
Billed receivables, net	1,298	1,149
Contracts in process	2,545	2,395
Inventories	290	258
Deferred income taxes	200	247
Other current assets	138	123

Total current assets	5,494	5,188

Property, plant and equipment, net	893	854
Goodwill	8,576	8,190
Identifiable intangible assets	471	377
Other assets	255	241

Total assets	$15,689	$14,850

LIABILITIES AND EQUITY

Current portion of long-term debt	$1,086	$—
Accounts payable, trade	459	447
Accrued employment costs	687	642
Accrued expenses	598	537
Advance payments and billings in excess of costs incurred	493	512
Income taxes	61	10
Other current liabilities	346	371

Total current liabilities	3,730	2,519

Pension and postretirement benefits	819	817
Deferred income taxes	351	272
Other liabilities	424	470
Long-term debt	3,439	4,112

Total liabilities	8,763	8,190

Shareholders’ equity	6,833	6,567
Noncontrolling interests	93	93

Total equity	6,926	6,660

Total liabilities and equity	$15,689	$14,850

Table D
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	First Half Ended
	June 25,	June 26,
	2010	2009
Operating activities
Net income	$453	$428
Depreciation of property, plant and equipment	77	77
Amortization of intangibles and other assets	31	30
Deferred income tax provision	65	29
Stock-based employee compensation expense	42	35
Contributions to employee saving plans in L-3 Holdings’ common stock	74	74
Amortization of pension and postretirement benefit plans net loss and prior service cost	19	26
Amortization of bond discounts (included in interest expense)	12	11
Amortization of deferred debt issue costs (included in interest expense)	6	6
Other non-cash items	3	(3)

Changes in operating assets and liabilities, excluding acquired and divested amounts:
Billed receivables	(139)	(83)
Contracts in process	(148)	(116)
Inventories	3	(9)
Accounts payable, trade	8	70
Accrued employment costs	45	(46)
Accrued expenses	66	(1)
Advance payments and billings in excess of costs incurred	(14)	(43)
Income taxes	30	21
Excess income tax benefits related to share-based payment arrangements	(6)	(1)
Other current liabilities	(25)	(8)
Pension and postretirement benefits	9	31
All other operating activities	(22)	—

Net cash from operating activities	589	528

Investing activities
Business acquisitions, net of cash acquired	(616)	(82)
Capital expenditures	(64)	(86)
Dispositions of property, plant and equipment	1	6
Investments in equity investees	(9)	—

Net cash used in investing activities	(688)	(162)

Financing activities
Proceeds from sale of senior notes	797	—
Redemption of senior subordinated notes	(400)	—
Common stock repurchased	(254)	(301)
Dividends paid on L-3 Holdings’ common stock	(93)	(84)
Proceeds from exercises of stock options	55	3
Proceeds from employee stock purchase plan	32	34
Debt issue costs	(7)	—
Excess income tax benefits related to share-based payment arrangements	6	1
Other financing activities	(4)	1

Net cash from (used in) financing activities	132	(346)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(26)	10

Net increase in cash and cash equivalents	7	30
Cash and cash equivalents, beginning of the period	1,016	867

Cash and cash equivalents, end of the period	$1,023	$897

Table E
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL SEGMENT DATA
FOR THE YEAR ENDED DECEMBER 31, 2009
(in millions)

	Previous		Revised
	Presentation	Reclassifications	Presentation

Net sales:

C3ISR	$3,095.0	$—	$3,095.0
Government Services	4,155.1	(60.9)	4,094.2
AM&M	2,826.4	—	2,826.4
Electronic Systems	5,538.2	60.9	5,599.1

Consolidated	$15,614.7	$—	$15,614.7

Operating Income:

C3ISR	$343.9	$—	$343.9
Government Services	396.7	(2.6)	394.1
AM&M	243.0	—	243.0
Electronic Systems	672.6	2.6	675.2

Consolidated	$1,656.2	$—	$1,656.2

Operating margin:

C3ISR	11.1%		11.1%
Government Services	9.5%		9.6%
AM&M	8.6%		8.6%
Electronic Systems	12.1%		12.1%
Consolidated	10.6%		10.6%

Table F
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL SEGMENT DATA
FOR THE QUARTERLY PERIODS ENDED MARCH 27, JUNE 26,
SEPTEMBER 25, AND DECEMBER 31, 2009
(in millions)

	Previous Presentation				Reclassifications				Revised Presentation
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net sales:

C3ISR	$710.1	$761.4	$752.9	$870.6	$—	$—	$—	$—	$710.1	$761.4	$752.9	$870.6
Government Services	1,004.9	1,069.0	1,010.6	1,070.6	(15.2)	(17.0)	(16.2)	(12.5)	989.7	1,052.0	994.4	1,058.1
AM&M	663.5	695.3	742.0	725.6	—	—	—	—	663.5	695.3	742.0	725.6
Electronic Systems	1,257.2	1,403.7	1,336.0	1,541.3	15.2	17.0	16.2	12.5	1,272.4	1,420.7	1,352.2	1,553.8

Consolidated	$3,635.7	$3,929.4	$3,841.5	$4,208.1	$—	$—	$—	$—	$3,635.7	$3,929.4	$3,841.5	$4,208.1

Operating Income:

C3ISR	$78.2	$95.1	$78.1	$92.5	$—	$—	$—	$—	$78.2	$95.1	$78.1	$92.5
Government Services	90.6	101.2	102.8	102.1	(0.3)	(0.7)	(1.3)	(0.3)	90.3	100.5	101.5	101.8
AM&M	65.8	51.0	67.1	59.1	—	—	—	—	65.8	51.0	67.1	59.1
Electronic Systems	141.3	169.6	169.8	191.9	0.3	0.7	1.3	0.3	141.6	170.3	171.1	192.2

Consolidated	$375.9	$416.9	$417.8	$445.6	$—	$—	$—	$—	$375.9	$416.9	$417.8	$445.6

Operating Margin:

C3ISR	11.0%	12.5%	10.4%	10.6%					11.0%	12.5%	10.4%	10.6%
Government Services	9.0%	9.5%	10.2%	9.5%					9.1%	9.6%	10.2%	9.6%
AM&M	9.9%	7.3%	9.0%	8.1%					9.9%	7.3%	9.0%	8.1%
Electronic Systems	11.2%	12.1%	12.7%	12.5%					11.1%	12.0%	12.7%	12.4%
Consolidated	10.3%	10.6%	10.9%	10.6%					10.3%	10.6%	10.9%	10.6%